FOR IMMEDIATE RELEASE

CONTACTS:
Investors — Scott Pond (801) 345-2657, spond@nuskin.com
 Media — Kara Schneck (801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS FIRST-QUARTER 2016 RESULTS
Company Raises Annual Guidance

PROVO, Utah — April 28, 2016 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced first-quarter results above guidance, with revenue of $471.8 million, compared to $543.3 million in the prior-year period. Revenue was negatively impacted approximately 5 percent by foreign currency fluctuations. Earnings per share for the quarter were $0.06, or $0.42 excluding a non-cash charge associated with a recent Japan customs ruling. This compares to earnings per share in the prior-year period of $0.60. The company also announced that it is raising its guidance for the year.

"Our first-quarter performance was in line with our expectations and we are optimistic about the impact of upcoming product launches, which began in April and will continue in the second quarter," said Truman Hunt, president and chief executive officer. "We are seeing an enthusiastic response to the introductions of ageLOC Youth and ageLOC Me, and we anticipate that these product launches will drive core business improvement throughout the remainder of 2016."

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Nu Skin Enterprises, Inc.
April 28, 2016

Regional Results

The company's regional revenue results for the three-month periods ended March 31 are presented in the following table.

	2016	2015	% Change	Constant Currency % Change

Greater China	$158,711	$187,367	(15.3%)	(11.7%)
North Asia	151,209	172,066	(12.1%)	(8.9%)
Americas	65,748	79,872	(17.7%)	(11.0%)
South Asia/Pacific	63,578	70,817	(10.2%)	(2.6%)
EMEA	32,585	33,210	(1.9%)	1.4%

Total	$471,831	$543,332	(13.2%)	(8.7%)

The company's regional actives and sales leader statistics are presented in the following table.

	2016		2015		% Increase (Decrease)
	Actives	Sales Leaders	Actives	Sales Leaders	Actives	Sales Leaders

Greater China	219,000	21,698	235,000	22,533	(6.8%)	(3.7%)
North Asia	353,000	15,820	386,000	16,984	(8.5%)	(6.9%)
Americas	164,000	6,901	177,000	7,164	(7.3%)	(3.7%)
South Asia/Pacific	110,000	6,772	120,000	7,060	(8.3%)	(4.1%)
EMEA	112,000	3,768	110,000	3,811	1.8%	(1.1%)

Total	958,000	54,959	1,028,000	57,552	(6.8%)	(4.5%)

"Actives" are persons who purchased products directly from the company during the previous three months.

"Sales Leaders" are independent distributors, and sales employees and independent marketers in China, who achieve certain qualification requirements.

Operational Performance

The company's operating margin was 1.7 percent, or 8.4 percent when excluding charges related to the Japan customs ruling, compared to 12.6 percent in the prior year. While the company has appealed the Japan customs ruling, a non-cash charge of $31.4 million, the full amount disputed, was recorded in the quarter. Gross margin for the quarter was 70.8 percent, or 77.4 percent when excluding the customs expense, compared to 80.7 percent in the prior year. Both gross and operating margins were also negatively impacted by foreign currency fluctuations and lower revenue. Selling expenses, as a percent of revenue, were 41.5 percent, compared to 43.1 percent in the first quarter of 2015. General and administrative expenses, as a percent of revenue, were 27.6 percent, compared to 25.0 percent in the prior-year period. Foreign currency fluctuations were the primary reason for a loss of $2.9 million reported in other income/expense. The company's effective income tax rate for the quarter was 37.3 percent, compared to 35.7 percent in the prior year. Dividend payments during the quarter were $19.8 million and the company repurchased $20.0 million, or approximately 1 percent of its shares outstanding.

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Nu Skin Enterprises, Inc.
April 28, 2016

Outlook

"We are in the early stages of a new product cycle and are looking forward to the continued roll out of ageLOC Me and ageLOC Youth in the second quarter, with additional product events scheduled in the back-half of the year," said Hunt. "In the second quarter, we have limited-time offers of ageLOC Me in Greater China and ageLOC Youth in South Asia, and we introduce ageLOC Me on a full-time basis in Japan," concluded Hunt.
"We expect constant-currency revenue growth of 6 to 8 percent in the second quarter and are raising our revenue guidance for the year to $2.16 to $2.20 billion, assuming a negative foreign currency impact of 4 to 5 percent," said Ritch Wood, chief financial officer. "We project second-quarter revenue of $560 to $580 million, assuming a negative foreign currency impact of approximately 4 percent. We project second-quarter earnings per share of $0.75 to $0.79, and full-year earnings per share of $2.29 to $2.49, or $2.65 to $2.85 when excluding the $0.36 per share non-cash Japan customs charge."
The Nu Skin management team will host a conference call with the investment community on April 28 at 5 p.m. (EDT). Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on the company's website at ir.nuskin.com. A replay of the webcast will be available at the same URL through May 13, 2016.

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Nu Skin Enterprises, Inc.
April 28, 2016

About Nu Skin Enterprises, Inc.
Founded more than 30 years ago, Nu Skin Enterprises, Inc. develops and distributes innovative consumer products, offering a comprehensive line of premium-quality beauty and wellness solutions in more than 50 markets worldwide. The company builds upon its scientific expertise in both skin care and nutrition to continually develop innovative product brands that include the Nu Skin® personal care brand, the Pharmanex® nutrition brand, and most recently, the ageLOC® anti-aging brand. Since its introduction in 2008, the ageLOC brand has generated more than $5 billion in sales, and built a loyal following for such products as the ageLOC Youth nutritional supplement, the ageLOC Me® customized skin care system, as well as the ageLOC TR90® weight management and body shaping system. Nu Skin sells its products through a global network of sales leaders. As a long-standing member of direct selling associations globally, Nu Skin is committed to the industry's consumer guidelines that protect and support those who sell and purchase its products through the direct selling channel. Nu Skin is also traded on the New York Stock Exchange under the symbol "NUS." More information is available at nuskin.com.
Please Note: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company's current expectations and beliefs. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws and include, but are not limited to, statements of management's expectations regarding the company's performance, growth, initiatives, new product introductions, sales force and consumers; projections regarding revenue, earnings per share, foreign currency fluctuations, and other financial items; statements of belief; and statements of assumptions underlying any of the foregoing. In some cases, you can identify these statements by forward-looking words such as "believe," "expect," "project," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," "may," "might," the negative of these words and other similar words.
The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following:
•	any failure of current or planned initiatives or products to generate interest among our sales force and customers and generate sponsoring and selling activities on a sustained basis;
•	risk of foreign currency fluctuations and the currency translation impact on the company's business associated with these fluctuations;
•
risk that direct selling laws and regulations in any of our markets, including the United States and China, may be modified, interpreted or enforced in a manner that results in negative changes to our business model or negatively impacts our revenue, sales force or business, including through the interruption of sales activities, loss of licenses, imposition of fines, or any other adverse actions or events;

•
risks related to accurately predicting, delivering or maintaining sufficient quantities of products to support our planned initiatives or launch strategies, and increased risk of inventory write-offs if we over-forecast demand for a product or change our planned initiatives or launch strategies;

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Nu Skin Enterprises, Inc.
April 28, 2016

•
regulatory risks associated with the company's products, which could require the company to modify its claims or inhibit the company's ability to import or continue selling a product in a market if it is determined to be a medical device or if it is unable to register the product in a timely manner under applicable regulatory requirements;

•	adverse publicity related to the company's business, products, industry or any legal actions or complaints by the company's sales force or others;
•	risk that litigation, investigations or other legal matters could result in settlements, assessments or damages that significantly affect financial results;
•	unpredictable economic conditions and events globally;
•
any prospective or retrospective increases in duties on the company's products imported into the company's markets outside of the United States and any adverse results of tax audits or unfavorable changes to tax laws in the company's various markets; and

•	continued competitive pressures in the company's markets.
The company's financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company's beliefs as of the date that such information was first provided and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

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Nu Skin Enterprises, Inc.
April 28, 2016

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the First Quarters Ended March 31, 2016 and 2015
(in thousands, except per share amounts)

	2016	2015

Revenue	$471,831	$543,332

Cost of sales	137,869	105,055

Gross profit	333,962	438,277

Operating expenses:
Selling expenses	195,559	234,005
General and administrative expenses	130,254	135,626
Total operating expenses	325,813	369,631

Operating income	8,149	68,646

Other income (expense), net	(2,863)	(12,268)
Income before provision for income taxes	5,286	56,378
Provision for income taxes	1,970	20,096

Net income	$3,316	$36,282

Net income per share:
Basic	$0.06	$0.62
Diluted	$0.06	$0.60

Weighted average common shares outstanding:
Basic	55,955	58,991
Diluted	56,411	60,261

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Nu Skin Enterprises, Inc.
April 28, 2016

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$250,087	$289,354
Current investments	14,972	14,371
Accounts receivable	31,985	35,464
Inventories, net	275,281	265,256
Prepaid expenses and other	169,833	101,947
	742,158	706,392

Property and equipment, net	453,648	454,537
Goodwill	114,954	112,446
Other intangible assets, net	69,424	67,009
Other assets	131,289	165,459
Total assets	$1,511,473	$1,505,843

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$34,084	$28,832
Accrued expenses	319,282	310,916
Current portion of long-term debt	94,697	67,849
	448,063	407,597

Long-term debt	168,377	181,745
Other liabilities	93,602	90,880
Total liabilities	710,042	680,222

Stockholders' equity:
Class A common stock	91	91
Additional paid-in capital	419,804	419,921
Treasury stock, at cost	(1,028,629)	(1,017,063)
Accumulated other comprehensive loss	(67,250)	(71,269)
Retained earnings	1,477,415	1,493,941
	801,431	825,621
Total liabilities and stockholders' equity	$1,511,473	$1,505,843

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Nu Skin Enterprises, Inc.
April 28, 2016

NU SKIN ENTERPRISES, INC. Reconciliation of GAAP Gross Profit to Gross Profit Excluding Japan Customs Expense
(in thousands)

	Quarter Ended March 31,
	2016	2015

Revenue as reported	$471,831	$543,332

GAAP gross profit as reported	$333,962	$438,277

Japan customs expense	31,355	─

Gross profit excluding Japan customs expense	$365,317	$438,277

Gross profit as a percent of revenue excluding Japan customs expense	77.4%

GAAP gross profit as a % of revenue	70.8%	80.7%

NU SKIN ENTERPRISES, INC. Reconciliation of GAAP Operating Income to Operating Income Excluding Japan Customs Expense
(in thousands)

	Quarter Ended March 31,
	2016	2015

Revenue as reported	$471,831	$543,332

GAAP operating income as reported	$8,149	$68,646

Japan customs expense	31,355	─

Operating income excluding Japan customs expense	$39,504	$68,646

Operating income as a percent of revenue excluding Japan customs expense	8.4%

GAAP operating income as a % of revenue	1.7%	12.6%

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Nu Skin Enterprises, Inc.
April 28, 2016

NU SKIN ENTERPRISES, INC. Reconciliation of GAAP Diluted Earnings Per Share to Diluted Earnings Per Share Excluding Japan Customs Expense
(in thousands)

	Quarter Ended March 31,
	2016	2015

GAAP net income as reported	$3,316	$36,282

Japan customs expense	31,355	─

Tax effect of Japan customs expense	(11,257)	─

Net income excluding Japan customs expense	$23,414	$36,282

Diluted earnings per share excluding Japan customs expense	$0.42

GAAP diluted earnings per share	$0.06	$0.60

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